Exhibit 2.22

FIFTH AMENDMENT TO LOAN AGREEMENT

This FIFTH AMENDMENT TO LOAN AGREEMENT (this “Fifth Amendment”), dated and effective as of March 1, 2023 (the “Fifth Amendment Effective Date”), is made by and among LUMIRADX INVESTMENT LIMITED, a private company with limited liability incorporated under the laws of England and Wales with company number 10260187 (as “Borrower” and a Credit Party), BIOPHARMA CREDIT PLC, a public limited company incorporated under the laws of England and Wales with company number 10443190 (as the “Collateral Agent”), BPCR LIMITED PARTNERSHIP, a limited partnership established under the laws of England and Wales with registration number LP020944 (“BPCR”) and BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP, a Cayman Islands exempted limited partnership acting by its general partner, BioPharma Credit Investments V GP LLC (“BioPharma Credit” and together with BPCR, the “Lenders” and each a “Lender”).

Recitals

A. The Collateral Agent, the Lenders, the Borrower, the Parent and the other Credit Parties thereunder have entered into that certain Loan Agreement, dated as of March 23, 2021 (as amended pursuant to the First Amendment to Loan Agreement dated March 28, 2022, the Second Amendment to Loan Agreement dated June 17, 2022, the Third Amendment to Loan Agreement dated July 18, 2022 and the Fourth Amendment and Waiver dated February 22, 2023 (the “Loan Agreement”).

B. In accordance with Section 11.5 of the Loan Agreement, Borrower (acting for its own behalf and on behalf of the other Credit Parties), Collateral Agent and Lenders desire to amend the Loan Agreement to modify certain terms and conditions relating to the Term Loans, in each case on the terms and conditions set forth herein.

Agreement

Now, Therefore, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

1.
Definitions. All capitalized terms used in this Fifth Amendment (including in the recitals hereof) and not otherwise defined herein shall have the meanings assigned to them in the Loan Agreement. The rules of interpretation set forth in the first paragraph of Section 13.1 of the Loan Agreement shall be applicable to this Fifth Amendment and are incorporated herein by this reference.
2.
Amendments to Loan Agreement.
a.
The Loan Agreement shall be amended by deleting in its entirety Section 8.1(f) of the Loan Agreement and replacing it as follows:

“(f) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. With respect to any and all Intellectual Property owned or held by any Credit Party and included in Collateral, each Credit Party hereby grants to the Collateral Agent, for the benefit of Lenders and the other Secured Parties, as of the Closing Date: (i) an irrevocable, non-exclusive, assignable, royalty-free license or other right to use (and for its agents or representatives to use), without charge, including the right to sublicense, use and practice, any and all such Intellectual Property in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, advertise for sale, sell, assign, license out, convey, transfer or grant options to purchase any Collateral, and access to all media in which any of the licensed items may be recorded or stored and to all Software and programs used for the compilation or printout thereof; and (ii) in connection with the Collateral Agent’s exercise of its rights or remedies under this Section 8.1 (including in order to take possession of, collect, receive, assemble, process, appropriate, remove, realize upon, sell, assign, license out, convey, transfer or grant options to purchase any Collateral), each Credit Party’s rights under all licenses and all franchise Contracts inure to the benefit of all Secured Parties;”

b.
The Loan Agreement shall be amended by deleting in its entirety Section 8.6 of the Loan Agreement and replacing it as follows:

“8.6 Demand Waiver; Makewhole Amount; Prepayment Premium; Facility Fee. Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by the Collateral Agent on which Borrower is liable. Borrower acknowledges and agrees that if the maturity of all Obligations shall be accelerated pursuant to Section 8.1(a) by reason of the occurrence of an Event of Default, the applicable Makewhole Amount, Prepayment Premium and Facility Fee that is payable pursuant to Section 2.2(e), Section 2.2(f) and Section 2.7(b), as applicable, shall become due and payable by Borrower upon such acceleration, whether such acceleration is automatic or is effected by the Collateral Agent’s or any Lender’s declaration thereof, as provided in Section 8.1(a), and shall also become due and payable in the event the Obligations are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure or by any other similar means, and Borrower shall pay the applicable Makewhole Amount, Prepayment Premium and Facility Fee that is payable pursuant to Section 2.2(e), Section 2.2(f) and Section 2.7(b), as applicable, as compensation to Lenders for the loss of its investment opportunity and not as a penalty, and Borrower waives any right to object thereto in any voluntary or involuntary bankruptcy, insolvency or similar proceeding or otherwise.”

c.
The Loan Agreement shall be amended by deleting in its entirety Section 11.2(a) of the Loan Agreement and replacing it as follows:

“(a) Borrower agrees to indemnify and hold harmless each of the Collateral Agent, Lenders and its and their respective Affiliates (and its or their respective successors and assigns) and each manager, member, partner, controlling Person, director, officer, employee, agent or sub-agent, advisor and affiliate thereof (each such Person, an “Indemnified Person”) from and against any and all Indemnified Liabilities; provided, however, that (i) Borrower shall have no obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the bad faith, gross negligence or willful misconduct of that Indemnified Person (or its Affiliates or controlling Persons or their respective directors, officers, managers, partners, members, agents, sub-agents or advisors), in each case, as determined by a final, non-appealable judgment of a court of competent jurisdiction, (ii) Borrower shall have no obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities if and to the extent such Indemnified Liabilities arise from a material breach of any obligation of such Indemnified Person hereunder, if Borrower has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction, and (iii) Borrower shall have no obligation to any Indemnified Person hereunder with respect to any Indemnified Liabilities if and to the extent such Indemnified Liabilities arise from any claim brought by one Indemnified Person against another Indemnified Person that does not relate to any act or omission of Parent or any Credit Party (in any case other than against the Collateral Agent or any intercreditor agent in their respective capacities as such), and (iv) no Credit Party shall be liable for any settlement of any claim or proceeding effected by any Indemnified Person without the prior written consent of such Credit Party (which consent shall not be unreasonably withheld, conditioned or delayed), but if settled with such consent or if there shall be a final judgment against an Indemnified Person, each of the Credit Parties shall, jointly and severally with each other Credit Parties, indemnify and hold harmless such Indemnified Person from and against any loss or liability by reason of such settlement or judgment in the manner set forth in this Agreement. This Section 11.2(a) shall not apply with respect to Taxes other than any Taxes that represent liabilities, obligations, losses, damages, penalties, claims, costs, expenses and disbursements arising from any non-Tax claim.”

d.
The Loan Agreement shall be amended by deleting in its entirety Section 11.12 of the Loan Agreement and replacing it as follows:

“11.12 Electronic Execution of Documents. The words “execution,” “execute,” “signed,” “signature” and words of like import in any Loan Document shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping systems, as the case may be, to the extent and as provided for in any Requirements of Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.”

e.
The Loan Agreement shall be amended by deleting in its entirety each of the definitions of Indemnified Liabilities and Lender Expenses in Section 13.1 of the Loan Agreement and replacing them, in alphabetical order, as follows:

““Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims, actions, judgments, suits, costs, reasonable and documented out-of-pocket fees, expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of one counsel for Indemnified Persons plus, as applicable, one local legal counsel in each relevant material jurisdiction and one intellectual property counsel, and in the case of an actual or perceived conflict of interest, one additional counsel for such affected Indemnified Persons, in connection with any investigative, administrative or judicial proceeding or hearing commenced or threatened in writing by any Person, whether or not any such Indemnified Person shall have commenced such proceeding or hearing or be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnified Persons in enforcing the indemnity hereunder), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations, on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnified Person, in any manner relating to or arising out of this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby (including any Lender’s agreement to make Term Loans or the use or intended use of the proceeds thereof, or any enforcement of any of the Loan Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of any guaranty of the Obligations)).”

““Lender Expenses” means, collectively:

(a) all reasonable and documented out-of-pocket fees and expenses of the Collateral Agent and, as applicable, each Lender (and their respective successors and assigns) and their respective Related Parties (including the reasonable and documented out-of-pocket fees, expenses and disbursements of any legal counsel or manufacturing consultants or intellectual property experts therefor for all such Persons taken as a whole), (i) incurred in connection with developing, preparing, negotiating, syndicating, executing and delivering, and interpreting, investigating and administering, the Loan Documents (or any term or provision thereof), any commitment, proposal letter, letter of intent or term sheet therefor or any other document prepared in connection therewith, (ii) incurred in connection with the consummation and administration of any transaction contemplated therein, (iii) incurred in connection with the performance of any obligation or agreement contemplated therein, (iv) incurred in connection with any modification or amendment of any term or provision of or any supplement to or the termination (in whole or in part) of, any Loan Document, (v) incurred in connection with internal audit reviews and Collateral audits, or (vi) otherwise incurred with respect to the Credit Parties in connection with the Loan Documents, including any filing or recording fees and expenses; and

(b) all reasonable and documented out-of-pocket costs and expenses incurred by the Collateral Agent and each Lender (and their respective successors and assigns) and their respective Related Parties (including the reasonable and documented out-of-pocket fees, expenses and disbursements of any legal counsel therefor for all such Persons taken as a whole) in connection with (i) any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out”, (ii) the enforcement or preservation of any right or remedy under any Loan Document, any Obligation, with respect to any of the Collateral or any other related right or remedy, or (iii) the commencement, defense, conduct of, intervention in, or the taking of any other action with respect to, any proceeding (including any Insolvency Proceeding) related to any Credit Party or any Subsidiary of any Credit Party in respect of any Loan Document or Obligation, or otherwise in connection with any Loan Document or Obligation (or the response to and preparation for any subpoena or request for document production relating thereto).”

3.
Representations and Warranties; Reaffirmation.
a.
Borrower hereby represents and warrants to each Lender and the Collateral Agent as follows:
i.
Borrower has all requisite power and authority to enter into this Fifth Amendment and to carry out the transactions contemplated hereby.
ii.
This Fifth Amendment has been duly executed and delivered by Borrower and, subject to the Legal Reservations, is the legally valid and binding obligation of such Person, enforceable against such Person in accordance with its respective terms.
iii.
The execution, delivery and performance by Borrower of this Fifth Amendment have been duly authorized and do not and will not: (A) contravene the terms of such Person’s Operating Documents; (B) violate any Requirements of Law, except to the extent that such violation could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (C) conflict with or result in any breach or contravention of, or require any payment to be made under any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or affecting such Person or the assets or properties of such Person or any of its Subsidiaries or any order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which such Person or any of its properties or assets are subject, except to the extent that such conflict, breach, contravention or payment could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (D) require any Governmental Approval, or other action by, or notice to, or filing with, any Governmental Authority (except such Governmental Approvals or other actions, notices and filings which have been duly obtained, taken, given or made on or before the Fifth Amendment Effective Date and are in full force and effect), except for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; (E) require any approval, consent, exemption or authorization, or other action by, or notice to, or filing with, any Person other than a Governmental Authority, including such Person’s stockholders, members or partners, (except such approvals, consents, exemptions, authorizations, actions, notices and filings which have been or will be duly obtained, taken, given or made on or before the Fifth Amendment Effective Date and are in full force and effect), except for those approvals, consents, exemptions, authorizations or other actions, notices or filings, the failure of which to obtain or make could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change; or (F) constitute a material breach of or a material default under (which such default has not been cured or waived) or an event of default (or the equivalent thereof, however described) under, or could reasonably be expected to give rise to the cancellation, termination or invalidation of or the acceleration of such Person’s or any Subsidiary’s obligations under, any Material Contract.
b.
Both before and immediately after giving effect to this Fifth Amendment, no Event of Default or Default has occurred.
c.
Borrower hereby ratifies, confirms, reaffirms, and acknowledges its obligations under the Loan Documents to which it is a party and agrees that the Loan Documents remain in full force and effect, undiminished by this Fifth Amendment, except as expressly provided herein. By executing this Fifth Amendment, Borrower acknowledges that it has read, consulted with its attorneys regarding, and understands, this Fifth Amendment.
4.
References to and Effect on Loan Agreement. Except as specifically set forth herein, the execution, delivery and effectiveness of this Fifth Amendment shall not, directly or indirectly, (i) constitute a consent or waiver of any past, present or future breaches, violations or defaults of or under any provisions of the Loan Agreement nor constitute a novation of any of the Obligations under the Loan Agreement, (ii) amend, modify or operate as a waiver of any provision of the Loan Agreement or any right, power or remedy of any Lender or the Collateral Agent, (iii) constitute a course of dealing or other basis for altering the Loan Agreement or any other Loan Document or (iv) in any way affect any of the provisions of the Loan Agreement, which shall remain in full force and effect and is hereby ratified and confirmed in all respects. On and after the Fifth Amendment Effective Date, all references in the Loan Agreement to “this Agreement,” “hereto,” “hereof,” “hereunder,” or words of like import shall mean the Loan Agreement as amended by this Fifth Amendment. Except as specifically set forth herein, each of the Lenders and the Collateral Agent reserves all of its rights, powers, and remedies under the Loan Documents and Requirements of Law.
5.
Successors and Assigns. This Fifth Amendment binds and is for the benefit of Borrower, Parent, Issuer, the other Credit Parties, Lenders and Collateral Agent and each of their respective successors and permitted assigns.

6.
Governing Law; Venue; Jury Trial Waiver. THIS AMENDMENT AND WAIVER SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK. The provisions of Section 10 (Choice of law, Venue and Jury Trial Waiver Etc.) of the Loan Agreement shall apply hereto as if more fully set forth herein as if references therein to “this Agreement” were references to this Fifth Amendment.
7.
Counterparts. This Fifth Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, is an original, and all taken together, constitute one Fifth Amendment. Delivery of an executed counterpart of this Fifth Amendment by facsimile or other electronic imaging means (e.g. “pdf” or “tif”) shall be effective as delivery of an original executed counterpart of this Fifth Amendment.
8.
Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Fifth Amendment and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Collateral Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned hereto have caused this Fifth Amendment to be executed as of the date first written above by each of their officers thereunto duly authorized.

LUMIRADX INVESTMENT LIMITED,

as Borrower and a Credit Party on its own behalf

and on behalf of each other Credit Party

By: /s/ Veronique Ameye

Name: Veronique Ameye

Title: Director

BIOPHARMA CREDIT PLC,
as Collateral Agent

By: Pharmakon Advisors, LP,

its Investment Manager

By: Pharmakon Management I, LLC,

its General Partner

By: /s/ Pedro Gonzalez de Cosio
Name: Pedro Gonzalez de Cosio

Title: Managing Member

BPCR LIMITED PARTNERSHIP,

as a Lender

By: Pharmakon Advisors, LP,

its Investment Manager

By: Pharmakon Management I, LLC,

its General Partner

By: /s/ Pedro Gonzalez de Cosio
Name: Pedro Gonzalez de Cosio
Title: Managing Member

BIOPHARMA CREDIT INVESTMENTS V (MASTER) LP,
as Lender

By: BioPharma Credit Investments V GP LLC,

its general partner

By: Pharmakon Advisors, LP,

its Investment Manager

By: /s/ Pedro Gonzalez de Cosio

Name: Pedro Gonzalez de Cosio

Title: CEO and Managing Member

[Signature page to Fifth Amendment to Loan Agreement]